Exhibit 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780

For release: November 3, 2003	Financial media

Otter Tail Corporation reports third quarter earnings,
Board of Directors declares dividend

     Otter Tail Corporation (Nasdaq: OTTR) announced unaudited diluted earnings per share of 46 cents for the quarter ended September 30, 2003 compared with earnings per share of 50 cents for the quarter ended September 30, 2002. Net income was $12.0 million for the quarter ended September 30, 2003 compared with $12.9 million for the quarter ended September 30, 2002. Revenues for the quarter ended September 30, 2003 were $240.7 million compared with $185.8 million for the same quarter a year ago.

     Revenues for the nine months ended September 30, 2003 were $637.4 million compared with $520.1 million for the nine months ended September 30, 2002. For the nine months ended September 30, 2003 net income was $30.3 million compared with $33.5 million for the nine months ended September 30, 2002. Diluted earnings per share were $1.15 for the nine months ended September 30, 2003 compared with $1.30 for the nine months ended September 30, 2002.

     “Our third quarter consolidated financial results were generally in line with our expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Consolidated earnings per share of 46 cents were driven primarily by an excellent quarter in the electric segment. Performance in the electric segment was bolstered by strong wholesale sales, solid operational performance of the company-owned generating plants and the adoption of a recently issued accounting rule relating to forward energy contracts.”

     The recently issued accounting rule effective for the third quarter of 2003 requires that changes in the market values of certain contracts for forward purchases and sales of energy be recognized in net income. The electric utility has purchased and sold energy under these types of contracts for several years. These contracts typically are less than six months in length. The new accounting rule applies only to such contracts entered into after June 30, 2003. Adoption of the new rule resulted in the recognition of $3.9 million in net unrealized gains in electric revenues, $2.3 million in net income and 9 cents in earnings per share for both the quarter and nine months ended September 30, 2003. Of the $2.3 million in net income, $1.1 million or 4 cents in earnings per share is expected to be realized during the fourth quarter of 2003.

     “In our non-electric segments, our revenues show continued growth from the previous quarter and year,” Erickson said. “However, we are experiencing significant earnings pressure from a downturn in plastics, manufacturing and our other business segment resulting mostly from soft economic conditions and aggressive competition. In addition, attractive acquisition candidates have been limited. We continue to carefully evaluate acquisition opportunities to ensure potential candidates meet our selective criteria.

     “While some of the Corporation’s non-electric operations experienced lower earnings compared to the prior year, the diversity of our businesses continues to provide an element of stability. The Corporation maintains a strong capital structure and has a long-term commitment to providing steady, dependable growth in earnings and dividends,” Erickson said.

     “We expect continued strong performance from our electric operations in 2003 and anticipate continued challenges among our non-electric operations,” he said. “Given current business conditions and assuming normal weather for the remainder of the year, we expect 2003 earnings per share to be at the low end of our previous earnings guidance of $1.50 to $1.60 of diluted earnings per share.”

Quarterly performance summary

Electric

     Net income of $12.0 million for the electric segment for the quarter ended September 30, 2003 increased from $8.5 million for the quarter ended September 30, 2002. In addition to the $2.3 million net income impact recorded on forward energy contracts, the electric segment’s net income increased $1.2 million over the third quarter of 2002. Results reflect a $2.2 million increase in gross profit on wholesale energy sales, a $0.9 million increase in revenues from transmission-related services and steam sales and a $0.6 million increase in operating income from contracted electrical construction work. Fuel and purchased power costs related to retail sales decreased $1.7 million from the third quarter of 2002 mainly as a result of generating more electricity from company-owned plants and purchasing less higher-cost electricity from outside sources to meet retail customer needs. The reductions in fuel and purchased power expenses for retail sales were offset by a $2.4 million increase in other operating and maintenance (O&M) expenses and a $0.4 million increase in depreciation and amortization expenses related to an increase in depreciable plant. The $2.4 million increase in O&M expenses is mainly due to higher labor, pension and medical costs. Overall, the Corporation expects continued strong performance in the electric segment for 2003.

Plastics

     The plastics segment had a net loss of $197,000 for the quarter ended September 30, 2003 compared with net income of $2.2 million for the quarter ended September 30, 2002. Although pounds of PVC pipe sold increased 19.8% between the quarters, the average sales price per pound decreased 12.7% while the average cost per pound sold increased 8.7% between the quarters. The average price of PVC resin (a raw material used in production of PVC pipe) increased 6.4% between the third quarters of 2003 and 2002. Sales volumes and margins decline in the fourth quarter due to normal slowdown in construction activities as the winter season approaches.

Manufacturing

     The manufacturing segment had a net loss of $433,000 for the quarter ended September 30, 2003 compared with net income of $704,000 for the quarter ended September 30, 2002. The waterfront equipment business contributed a $191,000 increase in net income and the metal parts stamping business contributed a $134,000 increase in net income between the quarters. These increases were offset by a $1,188,000 decrease in earnings at the Corporation’s wind tower manufacturer and a $236,000 decrease in earnings at its company that manufactures structural steel products. The Corporation’s manufacturer of thermoformed plastics and horticultural products and manufacturer of frame racks for the auto body shop industry were flat between the quarters.

     Results in the manufacturing segment continue to be mixed depending on the types of businesses served by our manufacturing companies. In our view, the continuing economic uneasiness, coupled with the impact of steel tariffs, foreign competition and continued pressure from customers for price reductions continue to place considerable downward pressure on the earnings of the metal fabrication companies, including those that manufacture towers for the wind energy industry. In addition, the uncertainty over the future of the Production Tax Credit that is part of proposed federal energy legislation has slowed wind developers’ decisions to issue more purchase orders for wind towers. The Corporation’s wind tower manufacturer is taking steps to reduce overhead costs in its operations.

Health services

     Net income for the health services segment increased from $760,000 for the quarter ended September 30, 2002 to $926,000 for the quarter ended September 30, 2003. Sales from the quarter ended September 30, 2003 increased $3.3 million compared with the quarter ended September 30, 2002 as a result of an additional $1.8 million in equipment sales and $1.5 million in additional scan and other miscellaneous revenues. The improved results in this segment are reflective of recent acquisitions, and steps taken by management to address increases in operating expenses of the diagnostic imaging operations. Management continues to address the cost structure of the diagnostic imaging operations and most recently hired a new president/chief operating officer to lead the imaging part of the health services segment.

Other business operations

     The other business operations segment incurred a net loss of $297,000 for the quarter ended September 30, 2003 compared with a net income of $667,000 for the quarter ended September 30, 2002. This decrease reflects an increase in unallocated corporate overhead costs of $608,000 primarily related to increased pension costs and a decrease in construction company net income of $745,000 between the quarters. Construction margins have declined due to the sluggish economy and increased competition for available work. The other business operations were positively impacted by a $319,000 increase in net income from our energy services company, which has been downsized due to the changing landscape in the deregulated electric utility industry. Our transportation company continues to be profitable and showed an $87,000 increase in net income between the quarters but is faced with continuing pressure on operating margins because of increased fuel and insurance costs and highly competitive pricing.

Board declares quarterly dividend

     Otter Tail Corporation’s board of directors has declared a quarterly common stock dividend of 27 cents per share. This dividend is payable on December 10, 2003 to shareholders of record on November 14, 2003. The board also declared quarterly dividends on the Corporation’s four series of preferred stock, payable on December 1, 2003 to shareholders of record on November 14, 2003.

About the corporation

     Otter Tail Corporation is headquartered in Fergus Falls, Minnesota, and Fargo, North Dakota. It has interests in the electric utility, health services, plastics, manufacturing, construction, transportation, telecommunications, energy services and entertainment industries. Otter Tail Corporation stock trades on The Nasdaq Stock Market® under the symbol OTTR. The latest investor and other corporate information are available at www.ottertail.com.

Forward-looking statements
Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

See Otter Tail Corporation’s unaudited results for the quarter and nine months ended September 30, 2003 in the attached document.

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2003 and 2002
In thousands, except share and per share amounts
Unaudited

	Quarter Ended September 30		Year to date – September 30
	2003	2002	2003	2002
Operating revenues by segment
Electric	$113,434	$82,049	$284,906	$228,339
Plastics	23,414	22,370	65,996	62,650
Manufacturing	49,793	34,576	133,350	101,646
Health services	26,284	23,019	73,514	67,771
Other business operations	27,777	23,736	79,604	59,649

Total operating revenues	240,702	185,750	637,370	520,055
Operating expenses
Fuel and purchased power	59,410	38,810	146,858	103,831
Nonelectric cost of goods sold	101,319	73,446	269,697	205,425
Electric operating and maintenance expense	26,563	22,680	72,974	66,117
Nonelectric operating and maintenance expense	19,398	16,926	58,117	51,321
Depreciation and amortization	11,718	10,880	34,208	31,570

Total operating expenses	218,408	162,742	581,854	458,264
Operating income (loss) by segment
Electric	20,863	14,316	45,614	39,777
Plastics	(165)	3,998	4,461	10,825
Manufacturing	49	1,737	6,454	6,718
Health services	1,877	1,499	3,505	6,549
Other business operations	(330)	1,458	(4,518)	(2,078)

Total operating income	22,294	23,008	55,516	61,791
Interest charges	4,528	4,518	13,344	13,189
Other income—net	25	746	1,288	1,155
Income taxes	5,830	6,354	13,203	16,256
Net income (loss) by segment
Electric	11,962	8,529	26,535	22,593
Plastics	(197)	2,222	2,264	5,967
Manufacturing	(433)	704	2,658	3,175
Health services	926	760	1,577	3,514
Other business operations	(297)	667	(2,777)	(1,748)

Total net income	11,961	12,882	30,257	33,501
Preferred stock dividend	184	184	552	552

Balance for common	$11,777	$12,698	$29,705	$32,949

Average common shares outstanding
Basic	25,708,199	25,327,522	25,657,717	25,037,601
Diluted	25,868,975	25,496,519	25,810,697	25,269,011
Earnings per share
Basic	$0.46	$0.50	$1.16	$1.32
Diluted	$0.46	$0.50	$1.15	$1.30

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS
Assets
In thousands
(Unaudited)

	September 30,	December 31,
	2003	2002
Current assets
Cash and cash equivalents	$—	$9,937
Accounts receivable:
Trade—net	108,018	81,670
Other	9,543	1,466
Inventories	56,158	44,154
Deferred income taxes	4,492	4,487
Accrued utility revenues	8,083	11,633
Costs in excess of billings	16,873	5,529
Other	17,935	5,337

Total current assets	221,102	164,213

Investments and other assets	35,963	36,135
Goodwill—net	66,431	64,557
Intangibles—net	5,626	5,592
Deferred debits:
Unamortized debt expense and reacquisition premiums	8,310	8,895
Regulatory assets	12,269	10,238
Other	912	1,220

Total deferred debits	21,491	20,353
Plant
Electric plant in service	866,173	835,382
Nonelectric operations	187,947	178,656

Total	1,054,120	1,014,038
Less accumulated depreciation and amortization	470,069	467,759

Plant—net of accumulated depreciation and amortization	584,051	546,279
Construction work in progress	21,576	41,607

Net plant	605,627	587,886

Total	$956,240	$878,736

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS
Liabilities and Equity
In thousands
(Unaudited)

	September 30,	December 31,
	2003	2002
Current liabilities
Short-term debt	$37,251	$30,000
Current maturities of long-term debt	9,347	7,690
Accounts payable	66,431	52,430
Accrued salaries and wages	13,813	18,194
Accrued federal and state income taxes	6,317	—
Other accrued taxes	9,271	10,150
Other accrued liabilities	9,761	5,760

Total current liabilities	152,191	124,224

Pensions benefit liability	22,844	20,484
Other postretirement benefits liability	22,735	20,382
Other noncurrent liabilities	10,764	7,840
Deferred credits
Accumulated deferred income taxes	100,646	94,147
Accumulated deferred investment tax credit	11,918	12,782
Regulatory liabilities	25,839	9,133
Other	1,959	2,550

Total deferred credits	140,362	118,612

Capitalization
Long-term debt	268,436	258,229
Cumulative preferred shares	15,500	15,500
Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—
Common shares, par value $5 per share	128,585	127,961
Premium on common shares	26,293	24,135
Unearned compensation	(3,623)	(1,946)
Retained earnings	184,223	175,304
Accumulated other comprehensive loss	(12,070)	(11,989)

Total common equity	323,408	313,465
Total capitalization	607,344	587,194

Total	$956,240	$878,736